EXHIBIT 10.5


September 13, 2002


Ms. Kathleen P. Iverson
16887 Dewey Court
Eden Prairie, MN 55347


Dear Kitty:

We are very pleased to offer you a promotion to the position of Chief Executive Officer in addition to your current position of President, The terms of our offer are as follows:

Position Title:               President and Chief Executive Officer

Location:                     Minneapolis, Minnesota

Reports to:                   Steven Case, Chairman of the Board

Effective Date:               January 1, 2003

Base Salary:                  $225,000 on an annualized basis

Incentive Plan:               Participation in the CyberOptics Management
                              Incentive Plan, with a Target Annual Incentive of
                              $60,000 for 2003.

Stock Options:                A stock option grant to purchase 35,000 shares of
                              CyberOptics stock, issued and priced on the close of business on the date that the Board of Director's approves the option grant AND the offer is accepted in writing by Ms. Iverson, In the CyberOptics Stock Option Plan, participant vesting occurs over four years, at a rate of 25% per year. The options have a seven-year life.
                              These will be classified as Non-qualified options.

Severance Agreement:          In the event of involuntary termination of
                              employment with CyberOptics for any reason other than misconduct, Ms. Iverson will receive a severance package consisting of twelve months' base salary and payment for health insurance coverage through COBRA for twelve months.

Note that nothing in this agreement constitutes a contract of employment with CyberOptics. Employment with CyberOptics is on an "at-will" basis, which means that either you or the Company can terminate the employment arrangement for any legal reason at any time.


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Kitty, during this past year you have demonstrated strong leadership skills in your role as President and COO. We believe that you are very well suited to assume this added responsibility and provide leadership to CyberOptics during the next growth phase, We congratulate you!

Sincerely,

/s/ Steven K. Case

Dr. Steven K. Case
Chairman of the Board
CyberOptics Corporation


/s/ Kathleen P. Iverson                              13 Sept. 02
--------------------------------------------         ---------------------------
Accepted:  Kathleen P. Iverson                       Date